Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ANNOUNCES NOVEMBER SALES RESULTS

HUDSON, OH – November 30, 2006 — Jo-Ann Stores, Inc. (NYSE: JAS) reported today that November net sales decreased 2.6% to $185.3 million versus $190.2 million in the same period last year. November same-store sales decreased 4.6% compared to a same-store sales decrease of 6.1% last year.

Year-to-date net sales decreased 2.3% to $1.435 billion from $1.469 billion in the prior year. Same-store sales decreased 5.6% year-to-date versus a 0.6% same-store sales decrease for the same period last year.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 641 Jo-Ann Fabrics and Crafts traditional stores and 173 Jo-Ann superstores.